Exhibit 10.1

Citibank, N.A. 580 CrossPoint Parkway Getzville, NY 14068

CONFIRMATION

Date:	April 03, 2018

To:	NextEra Energy Operating Partners, LP	("Counterparty" Party B)
Attn:
Email:
Tel:
Fax:

From:	CITIBANK N.A., New York (Party A)
Attn:	Thomas Carter
Email:	thomas.h.carter@citi.com
Tel:	(716) 730 7183
Fax:

Transaction Reference Number: 10012761089

USI 1030187177 163002NY988086981

The purpose of this letter agreement, which constitutes a "Confirmation", is to set forth the terms and conditions of the US Dollar settled currency forward entered into between us on the Trade Date referred to below (the "Transaction").

This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. In addition, you and we agree to use all reasonable efforts promptly to negotiate, execute and deliver an agreement in the form of an ISDA 2002 Master Agreement, with such modifications as you and we will in good faith agree (the "Negotiated Agreement"). Upon the execution by you and us of the Negotiated Agreement, this Confirmation will supplement, form part of, and be subject to that agreement. All provisions contained in, or incorporated by reference in, the Negotiated Agreement upon its execution will govern this Confirmation except as expressly modified below.

Until we execute and deliver the Negotiated Agreement, this Confirmation, together with all other documents referring to an ISDA Master Agreement (each a "Confirmation") confirming transactions (each a ''Transaction") entered into between us (notwithstanding anything to the contrary in a Confirmation) shall supplement, form a part of, and be subject to, an agreement (the "Agreement") in the form of the ISDA 2002 Master Agreement as published by ISDA (the "ISDA Form") as if, on the Trade Date of the first such Transaction between us, we had executed the Agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law, the specification of USD as the Termination Currency and the application of Credit Event Upon Merger). In respect of the Agreement, (a) the parties irrevocably submit to the exclusive jurisdiction of the state of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection lo the laying of venue in, and any claim of inconvenient forum with respect to these courts and Section l 3(b) shall be deemed to have been amended accordingly; and (b) each party irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Agreement.

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Citibank, N.A. 580 CrossPoint Parkway Getzville, NY 14068

The Agreement shall contain such other modifications (including additional elections) to the ISDA Form (each, an "Agreement Modification") as may be agreed by the parties from time to time. Any Agreement Modification may be set forth in any Confirmation of a Transaction subject to the Agreement (whether or not it would typically be set out in the Schedule to the ISDA Master Agreement and notwithstanding the termination or expiry of the Transaction evidenced by such Confirmation). To the extent of any inconsistency between any Agreement Modification and a prior Agreement Modification, the terms of the most recent Agreement Modification shall govern. To the extent of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purposes of this Transaction.

The Agreement shall not govern any Transaction where the Confirmation of the Transaction or any other document agreed between the parties clearly indicates an intention that such Transaction should be subject to a separate ISDA Master Agreement (whether separately executed or deemed to arise by incorporation in the Confirmation), either as a single Transaction under such separate ISDA Master Agreement or as part of a specified group of Transactions subject to such separate ISDA Master Agreement.

The definitions and provisions contained in the 1998 FX and Currency Option Definitions (as published by the International Swap Dealers Association, Inc., the Emerging Markets Traders Association and The Foreign Exchange Committee) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

1.    Each party will make each payment specified in this Confirmation as being payable by it, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in the manner customary for payments in the required currency.

2.    The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date:	April 02, 2018

Date of Annex A to the 1998 Currency Definitions:	09-25-2000, as amended through Trade Date.

Amount and currency payable by Party A:	USD 573,774,109.55

Amount and currency payable by Party B:	CAD 741,000,000.00

Exchange Rate:	1.291449

Settlement Date:	July 03, 2018

Offices:	The Office for Citibank, N.A. for this Transaction is New York.

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Citibank, N.A. 580 CrossPoint Parkway Getzville, NY 14068

3.    Representations:

In connection with this Confirmation and the Transaction to which this Confirmation relates, each party to this Confirmation represents and acknowledges to the other party that:

(a)    In the case of the Counterparty only, it is entering into this Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business, and not for purposes of speculation.

(b)    it is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter this Transaction. No communication (Written or oral) received from other party shall be deemed to be an assurance or a guarantee as to the expected results of this Transaction.

(c)    it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) and understands and accepts the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.

(d)    The other party is not acting as fiduciary for or an adviser to it in respect of this Transaction

4.    Account Details:

Payments to Citibank, N.A., New York:	Account for payments: Citibank, N.A., New York ABA # 021000089 Account No. 36001339

Payments to NextEra Energy Operating Partners, LP: Please advise

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Citibank, N.A. 580 CrossPoint Parkway Getzville, NY 14068

5.    NextEra Energy Operating Partners, LP hereby agrees (a) to check this Confirmation (Reference No. 10012761089:) carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between Citibank, N.A., New York and NextEra Energy Operating Partners, LP with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing the other information requested herein and immediately returning an executed copy to ny.fx.settlements@citi.com Hard copies should be returned to Citibank, N.A., 580 Cross Point Parkway, Getzville, NY 14068, Attention: FX Operations -Forward Confirmations.

Citibank, N.A., New York	NextEra Energy Operating Partners, LP

DAN RILEY	ARMANDO PIMENTEL
Armando Pimentel, Jr.
President

FX Operations - Confirmations

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